EXHIBIT 10.10
THIRD AMENDMENT AND EXTENSION TO AMENDED AND
RESTATED FRANCHISEE FINANCING AGREEMENT
     This Third Amendment and Extension to Amended and Restated Franchisee Financing Agreement (“Amendment”) is made and entered into by and among Wells Fargo Foothill, Inc., a California corporation (“Lender”), ColorTyme, Inc., a Texas corporation (“ColorTyme”), and Rent-A-Center East, Inc., a Delaware corporation (“RAC”).
RECITALS
     A. Lender, ColorTyme and RAC entered into that certain Amended and Restated Franchisee Financing Agreement dated October 1, 2003, as amended as of December 15, 2003, and as of March 1, 2004 (the “Agreement”), which terminates on September 30, 2006.
     B. ColorTyme and RAC desire to extend the term of the Agreement.
     C. Lender, ColorTyme and RAC desire to amend the Agreement in accordance with the terms of this Amendment.
AGREEMENT
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions. All capitalized terms not defined herein shall be construed to have the meaning and definition set forth in the Agreement.
     2. Amendments.
     (a) Section 1.1 of the Agreement is hereby amended in its entirety to read as follows:
     “1.1 Credit Facility. Lender shall provide a credit facility for Franchisees on the terms and subject to the conditions set forth in this Agreement. The amount of the credit facility shall be up to, but not in excess of, thirty-five million and no/100 dollars ($35,000,000.00) (the “Maximum Credit Line”).”
     (b) Section 1.3 of the Agreement is hereby amended in its entirety to read as follows:
     “1.3 Interest Rates; Fees. The interest rate on each Receivable shall be determined in accordance with this Section 1.3.
     “(a) Unless otherwise agreed by Lender and ColorTyme and except as otherwise provided in paragraphs (b) and (c) of this Section 1.3, the interest rate on each Receivable shall be determined on the last day of each month and shall equal the rate established by the following schedule: (i) for each Line of Credit for which the average daily balance of outstanding advances for the three-month period ending on the date of determination is $1,000,000 or less, the rate, from and after the date of determination until the next date of determination, will be the Prime Rate plus 2.75%; (ii) for each Line of Credit for which the average daily balance of outstanding advances for the three-month period ending on the date of determination is more than $1,000,000, the rate will be the Prime Rate plus 2.25%; and (iii) for each Term Loan, the rate will be the same as the rate applicable to the Franchisee’s Line of Credit on the date of such Term Loan, or on the effective date of any amendment changing the interest rate applicable to such Term Loan. For purposes of this section, “Prime Rate” shall mean the rate of interest announced within Wells Fargo Bank, N.A., at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo Bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo Bank, N.A. may designate. The applicable interest rate will be a floating rate; changes in such interest rate will be established monthly, effective as of the last business day of the preceding month. Interest will be calculated on the basis of a 360-day year.
     “(b) The interest rates specified in Section 1.3(a) of this Agreement shall apply to all Receivables originated on or after November 1, 2006, from Franchisees not currently borrowing pursuant to this Agreement and to all Receivables outstanding on such date for which the Franchisees obligated to Lender thereunder consent to the change in the interest rates on such Receivables to those established by Section 1.3(a), from and after the effective date of such consent; the interest rates on all Receivables outstanding on such date, for which the Franchisees obligated to Lender thereunder do not consent to the change in the interest rates on such Receivables to those established by Section 1.3(a) will continue at the rates existing for such Receivables in accordance with the terms of the relevant Line of Credit or Term Loan, subject to the right of Lender to terminate such Franchisee’s line of credit, in accordance with the terms of its governing agreements. ColorTyme and RAC agree to assist Lender in obtaining the consent of all Franchisees to the modifications of Receivables to conform to the interest rates specified in Section 1.3(a) of this Agreement.
     “(c) In addition to interest, Lender may charge each Franchisee a fee of $1,200 for preparation of initial loan documentation.”
     (c) Section 1.5 of the Agreement is hereby amended in its entirety to read as follows:
     “1.5 Advance Limits. The aggregate amount of credit available under each Receivable for all of Franchisee’s Stores that have been open for business for fifteen (15) months or more (notwithstanding the amount of such Franchisee’s Credit Limit(s), in the case of a Line of Credit) including the Credit Limit for such Stores plus each Term Loan related to such Stores shall be limited to the product of the Franchisee’s Average Monthly Revenue for all Stores that have been open for business for fifteen (15) months or more multiplied by five (the advance limit established for such Franchisee’s Stores is referred to herein as the “Advance Limit”). For purposes of this Agreement, a Franchisee’s “Average Monthly Revenue” shall mean the average monthly total revenue of the Franchisee (excluding sales tax and excluding revenues from Stores open for business less than fifteen months) from the sale, lease or rental of Inventory and other customary fees, calculated in accordance with generally accepted accounting principles applied on a consistent basis, for the three calendar months preceding the most recent periodic review of such Franchisee’s Receivable. Notwithstanding anything in this section to the contrary, if the Advance Limit established pursuant to this section for Stores that have been open for business for fifteen (15) months or more would otherwise be an amount that is less than the then outstanding balance of such Receivable for such Stores (each such Receivable is referred to herein as an “Overline Receivable”), the Advance Limit for such Overline Receivable will be set at the then outstanding balance thereof, and such Overline Receivable will continue to be administered as provided herein, unless Lender and ColorTyme agree otherwise. The Advance Limit for a Franchisee may be temporarily increased (up to a maximum amount equal to the product of the Franchisee’s Average Monthly Revenue for all Stores that have been open for business for fifteen (15) months or more multiplied by eight) for a specified period with the consent of ColorTyme. The Advance Limit for each Store that has not been open for business for fifteen (15) months or more shall be the Credit Limit for such Store plus any Term Loan(s) related to such Store.”
     (d) Section 1.7 of the Agreement is hereby amended in its entirety to read as follows:
     “1.7 Payment Terms. Each Receivable will be repayable as follows:
     (a) In the case of a Line of Credit originated before November 1, 2006, or before its payment terms are amended to conform to Section 1.7(b) hereof, (i) accrued and unpaid interest shall be payable monthly, and (ii) principal shall be payable in monthly installments equal to 1/21 of the initial principal amount of each advance made by Lender under such Line of Credit.
     (b) In the case of a Line of Credit originated on or after November 1, 2006, or after its payment terms are amended to conform to this clause (b), each advance made by Lender under such Line of Credit shall be paid in equal monthly installments of principal and accrued interest (subject to change, as of the last day of a month, with each change in the applicable interest rate) in an amount sufficient to pay such advance and accrued interest in full within 21 months or such other number of months designated by ColorTyme for the class and useful life expectancy of the inventory acquired with such advance. Both interest (accrued to the end of the preceding month) and principal shall be due and payable on the 26th day of each month.
     (c) (i) In the case of a Term Loan originated before November 1, 2006, (A) accrued and unpaid interest shall be payable monthly, and (B) principal shall be payable in equal monthly installments over the term of the Term Loan, with the amount of the monthly installments calculated by dividing the original principal amount of the Term Loan by the number of months in the term thereof, and (ii) in the case of a Term Loan originated on or after November 1, 2006, or after its payment terms are amended to conform to this clause (c)(ii), principal and accrued interest shall be paid in equal monthly installments (subject to change, as of the last day of a month, with each change in the applicable interest rate) in an amount sufficient to amortize such Term Loan over the term thereof. Both interest (accrued to the end of the preceding month) and principal shall be due and payable on the 26th day of each month. The term of any Term Loan shall not exceed sixty (60) months.”
     (e) Section 1.8 of the Agreement is hereby amended in its entirety to read as follows:
     “1.8 Suspension of Advances. Advances to a Franchisee under any Line of Credit for a Store of such Franchisee may, at Lender’s sole discretion, be suspended or limited at any time that the unpaid balance of all Advances under all Lines of Credit for such Franchisee’s Stores that have been open for business for one (1) year or more, when added to the outstanding principal balance of all Term Loans made to such Franchisee related to such Stores exceeds the product of such Stores’ Average Monthly Revenue multiplied by four (4) where (i) the ratio of cash expenses of such Stores (total annual expenses, less depreciation directly related to the operation of such Stores that have been open for business for one (1) year or more, calculated in accordance with generally accepted accounting principles applied on a consistent basis) to total revenue for such Stores (calculated in accordance with generally accepted accounting principles applied on a consistent basis, excluding extraordinary items, based on a three (3) month rolling average) exceeds 64%; (ii) the Franchisee fails to maintain the number of rental contracts for all Stores that have been open for business for one (1) year or more that are eight (8) or more days past due (calculated on a three (3) month rolling average) at 8% or less of its total outstanding rental contracts for such Stores; (iii) expenses of a Store that has been open for business for less than twelve (12) months cause the ratio of actual expenses to actual revenue to exceed the ratio of expenses to revenue reflected in the proforma cash flow projections for that Store; (iv) payments (principal and/or interest) under any Receivable of the Franchisee are more than fifteen (15) days past due; (v) the idle inventory percentage for Stores that have been open for business for one (1) year or more (the quotient of the idle inventory divided by the total inventory, calculated on a three (3) month rolling average and based on the idle inventory and total inventory figures reflected on the Franchisee’s monthly royalty reports for such Stores) exceeds thirty percent (30%); (vi) the Franchisee has failed to provide to ColorTyme such Franchisee’s current financial statements or royalty reports then due for delivery to ColorTyme, or (vii) in Lender’s determination, the Receivable is otherwise in default.”
     (f) Section 1.15 of the Agreement is hereby amended in its entirety to read as follows:
     “1.15 Payments to ColorTyme. Lender shall pay to ColorTyme, from the interest portion of each payment received by Lender on account of each Receivable (whether a Line of Credit or a Term Loan), an amount calculated by multiplying the amount of each such interest payment by a fraction, the denominator of which is the rate of interest applicable to such Receivable and the numerator of which is determined on the following scale: (i) until the Services Agreement, dated as of October 1, 2003, between Lender and FirstCity Servicing Corporation is terminated and replaced by a Services Agreement, between Lender and ColorTyme or a wholly-owned subsidiary of ColorTyme: (A) 2.00% if the Franchisee’s Credit Limit is $1,000,000 or less; or (B) 1.50% if the Franchisee’s Credit Limit is greater than $1,000,000, and (ii) after a replacement Services Agreement between Lender and ColorTyme is effective, (A) 2.75% if such interest payment was determined by applying an interest rate of Prime Rate plus 2.75% or more, and (B) 2.25% if such interest payment was determined by applying an interest rate of Prime Rate plus a margin less than 2.75%. The amounts payable pursuant to this section shall be payable on a monthly basis within 20 days after the end of the month in which an interest payment is received by Lender.
     (g) Section 1.16 of the Agreement is hereby amended in its entirety to read as follows:
     “1.16 Franchisee Guarantee Fee; Audit Fees; Audits. (a) Lender’s credit agreement with each Franchisee shall include provisions requiring such Franchisee to pay, directly to ColorTyme, the following non-refundable fees: (i) a guarantee fee equal to eight-tenths of one percent (0.80%) of the Credit Limit established for the Franchisee by Lender pursuant to such credit agreement, such guarantee fee to be due and payable upon execution of such credit agreement, and (ii) an annual auditing fee of $500 for each Store of such Franchisee, payable on February 1 of each year, commencing the first such date after the later of (A) execution of such credit agreement or (B) execution of an amendment entered into after September 30, 2006, of such credit agreement. ColorTyme shall be solely responsible for collecting the guaranty fee and audit fees from the Franchisees; Lender shall have no obligation or responsibility to collect the guaranty fee and audit fees from the Franchisees. In the event any Franchisee fails to amend its applicable credit agreement as described pursuant to this Section 1.16, then, at the request of ColorTyme, Lender shall terminate such Franchisee’s line of credit in accordance with the terms of its governing agreements.
     (b) Each year, Lender agrees to conduct audits with respect to Stores of those Franchisees designated by Lender or ColorTyme, with the consent of the other, provided, that ColorTyme agrees to reimburse Lender for the expenses incurred by Lender for each such audit, not in excess of an aggregate amount each year equal to the aggregate audit fees collected by ColorTyme from all Franchisees; and provided, further, that Lender is not obligated to conduct audits that would cause the expenses incurred by Lender in any year to exceed the amount ColorTyme is obligated to reimburse hereunder.”
     (h) A new Section 1.17 is hereby added to the Agreement after Section 1.16 of the Agreement to read as follows:
     “1.17 Minimum Funding of Receivables. In the event that, on September 30 of any year, commencing on September 30, 2007, the average daily outstanding balance of all advances by Lender to all Franchisees during the twelve months ending on such date is less than $15,000,000, then ColorTyme shall pay to Lender an amount equal to one percent (1%) of the Maximum Credit Line, on or before October 31 of such year, or, at the option of Lender, such amount shall be deducted from the next due payments to ColorTyme under Section 1.15.”
     (i) Clauses (a) and (b) of Section 2.2 of the Agreement are hereby amended in their entirety to read as follows:
          “(a) Consolidated Leverage Ratio. ColorTyme and RAC shall not permit the Consolidated Leverage Ratio (as that term is defined in the Second Amended and Restated Credit Agreement, dated as of May 28, 2003, as amended and restated as of July 13, 2006, among Rent-A-Center, Inc., as borrower, the several banks and other financial institutions or entities from time to time parties thereto, Union Bank of California, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (as the same has been or may be amended, restated or modified from time to time, the “Senior Credit Agreement”), as of the last day of any period of four (4) consecutive fiscal quarters to exceed 3.25 to 1.00.
          “(b) Consolidated Fixed Charge Coverage Ratio. ColorTyme and RAC shall not permit the Consolidated Fixed Charge Coverage Ratio (as that term is defined in the Senior Credit Agreement), for any period of four (4) consecutive fiscal quarters of Rent-A-Center, Inc, to be less than the ratio of 1.35 to 1.00.”
     (j) A new clause (j) is hereby added to Section 2.2 of the Agreement to read as follows:
          “(j) Additional Information. From and after the date that the senior debt of Rent-A-Center, Inc., shall have a rating of B+ or lower as determined by Standard & Poor’s Rating Group, or a rating of B1 or lower as determined by Moody’s Investor’s Service, Inc., RAC agrees to provide additional backup information, within five business days after request by Lender, sufficient to enable Lender to determine or verify each component of the financial covenants in the Senior Credit Agreement referenced in Sections 2.2(a) and (b); provided, that

RAC shall not be required to disclose information that is subject to attorney-client privilege nor detail that is not material with respect to the relevant covenants.
     (k) Section 3.2 of the Agreement is hereby amended in its entirety to read as follows:
     “3.2 Foreclosure. Following notice of a default under a Receivable pursuant to Section 3.1, in the exercise of its sole and absolute discretion, Lender shall attempt to collect the outstanding obligations under the Receivable and, if necessary, commence appropriate legal actions to recover the collateral securing such Receivable and to collect the accounts owing by the account debtor(s) and other persons, if any, in connection with such collateral. The costs incurred by Lender in connection with such actions shall be shared by Lender and ColorTyme in accordance with subpart (z) of Section 3.4 and sub-part (b) of Section 6.1. Lender may take collection actions consistent with those taken in the past by TFC.”
     (l) Section 3.4 of the Agreement is hereby amended in its entirety to read as follows:
     “3.4 ColorTyme’s Recourse Obligation; Assignment to ColorTyme. ColorTyme shall pay to Lender an amount (the “Recourse Amount”) equal to the sum of (x) the outstanding principal balance of a defaulted Receivable, (y) all accrued and unpaid interest thereon and (z) all reasonable expenses incurred by Lender, including the fees and expenses of its legal counsel, in connection with the enforcement of such Receivable, such fees and expenses not to exceed three percent (3%) of the unpaid balance of such defaulted Receivable on the date Lender sends notice of a default to the Franchisee obligated thereon, unless otherwise approved by ColorTyme in writing, upon the earliest to occur of (a) repossession and/or foreclosure of the collateral securing the defaulted Receivable, (b) the entry by a court of competent jurisdiction of an order staying or barring such actions or adjudicating the rights of Lender with respect to such collateral, (c) eleven (11) months following the issuance of the letter of credit with respect to the defaulted Receivable pursuant to Section 3.3, or (d) thirty (30) days after Lender sends notice of a default in accordance with Section 3.1 if, but only if, Lender has not received a letter of credit issued in accordance with Section 3.3, whereupon Lender shall contemporaneously assign to ColorTyme Lender’s interest in the defaulted Receivable and the collateral securing such defaulted Receivable, WITHOUT RECOURSE OR WARRANTY OF ANY KIND WHATSOEVER.”
     (m) Section 4.2 of the Agreement is hereby amended in its entirety to read as follows:
     “4.2 Remedies Upon Default. If an Event of Default shall occur and be continuing, Lender at its sole discretion may, without notice (i) terminate this Agreement, (ii) elect to have ColorTyme repurchase all Receivables then held by Lender (without recourse or warranty by Lender), whereupon ColorTyme shall so repurchase such Receivables for an amount equal to the outstanding principal balance thereof plus all accrued and unpaid interest thereon, plus the Applicable Termination Fee (as defined in Section 6.12), (iii) reduce any claim to judgment, (iv) set off and apply against the obligation of ColorTyme, without notice to ColorTyme or RAC, any and all deposits or other sums at any time credited or held by Lender or owing from Lender to ColorTyme, RAC or any of their affiliates, whether or not said obligations are then due, and (v) without further notice of default or demand, pursue and enforce any of Lender’s rights and remedies under this Agreement and any of the other documents delivered to Lender pursuant to this Agreement or otherwise provided under or pursuant to any applicable law or any other agreement.”
     (n) Section 6.1 of the Agreement is hereby amended in its entirety to read as follows:

     “6.1 Expenses. Each party hereto shall pay and be responsible for its own expenses incurred in connection with this Agreement and the transactions herein contemplated; provided, however, ColorTyme and RAC shall reimburse Lender (and any participant in this Agreement or any of the Receivables) for all of its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with (a) the preparation, negotiation and execution of this Agreement and each amendment hereto, (b) the enforcement and collection of Receivables that default, provided, that, for each such defaulted Receivable, such fees and expenses shall not exceed three percent (3%) of the unpaid balance of such defaulted Receivable on the date Lender sends notice of a default to the Franchisee obligated thereon, unless otherwise approved by ColorTyme in writing; and (c) the enforcement or preservation of Lender’s rights under this Agreement following an Event of Default; and provided, further that ColorTyme and RAC shall also pay Lender the audit fees required to be paid by the “Servicer” under the Services Agreement between Lender and ColorTyme or its affiliate, executed in connection herewith (to the extent not paid by such Servicer). All such expenses shall be paid promptly upon request by Lender.”
     (o) Section 6.12 of the Agreement is hereby amended in its entirety to read as follows:
     “6.12 Term; Termination. This Agreement shall be effective on and as of the date of its execution, and shall continue in effect until September 30, 2010; provided, that ColorTyme has the option, at any time upon not less than one hundred twenty days’ prior written notice to Lender, to terminate this Agreement; provided, further, that, on the date of termination of this Agreement, ColorTyme shall purchase from Lender for the unpaid balance thereof, and assume all Lender’s obligations with respect to, all outstanding Receivables and shall pay to Lender the Applicable Termination Fee (as hereafter defined); provided, further that there shall be no Applicable Termination Fee payable if no Event of Default, and no event, which, with the giving of notice or passage of time, would constitute an Event of Default, has occurred and is continuing, and ColorTyme makes a request in writing for an increase in the Maximum Credit Line to $50,000,000 on the same terms and conditions as this Agreement, and Lender rejects such written request, and, within fifteen days after such rejection, ColorTyme notifies Lender of the termination of this Agreement and, within ninety days after Lender’s rejection of ColorTyme’s request, ColorTyme purchases from Lender for the unpaid balance thereof, and assumes all Lender’s obligations with respect to, all outstanding Receivables. For purposes of this Section 6.12, “Applicable Termination Fee” means, as of any date of determination, an amount equal to: (w) during the period from October 1, 2006, to and including September 30, 2007, one percent (1%) of the Maximum Credit Line, (x) during the period from October 1, 2007, to and including September 30, 2008, three-fourths of one percent (0.75%) of the Maximum Credit Line, (y) during the period from October 1, 2008, to and including September 30, 2009, one-half of one percent (0.50%) of the Maximum Credit Line, and (z) during the period from October 1, 2009, to September 30, 2010, one-fourth of one percent (0.25%) of the Maximum Credit Line. Notwithstanding the termination of this Agreement, all rights of Lender and all duties and obligations of ColorTyme and RAC under this Agreement with respect to outstanding Receivables and additional advances made to Franchisees pursuant to Lines of Credit shall continue until all such Receivables are fully paid in accordance with their terms and all such Lines of Credit are terminated.”
     (p) Exhibit A to the Agreement is hereby replaced with Replacement Exhibit A attached to this Amendment and made a part hereof.

     3. Conditions Precedent to Effectiveness of Amendment. (a) This Amendment (other than Sections 2(b), 2(d), and 2(f) of this Amendment) shall become effective upon satisfaction of each of the following conditions:
     (i) Lender, ColorTyme and RAC shall have executed and delivered to each other this Amendment.
     (ii) The existing participation interest in the Receivables held by Comerica Bank shall be terminated.
     (b) Sections 2(b), 2(d), and 2(f) of this Amendment shall become effective upon satisfaction of each of the following conditions:
     (i) The conditions set forth in Section 3(a) shall have been satisfied.
     (ii) FirstCity Servicing Corporation shall have acknowledged and agreed to the termination of the Services Agreement, between Lender and FirstCity Servicing Corporation, effective October 31, 2006, and a subsidiary of ColorTyme named ColorTyme Finance, Inc., shall have been incorporated in Texas and Lender and ColorTyme Finance, Inc., shall have entered into a replacement Services Agreement, in the form attached hereto as Exhibit I.
     4. Expenses. Each of ColorTyme and RAC hereby affirms its obligation under the Agreement to reimburse Lender for all of its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with the preparation, negotiation and execution of this Amendment, not in excess of the aggregate amount of $30,000. In the event that the Agreement is amended at any time during the period beginning on October 1, 2006, and ending March 31, 2007, ColorTyme and RAC shall have no obligation to reimburse Lender for any expenses, fees or disbursements related to the preparation, negotiation and execution of such amendment so long as such amendment relates solely to Sections 2.2(a) and/or (b) of the Agreement.
     5. Effect of Amendment. Except as amended hereby, the Agreement shall remain in full force and effect.
     6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA.
     7. Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Amendment on this 29th day of September, 2006.

COLORTYME, INC.
By:	/s/ Mark E. Speese
Title:	Vice President

RENT-A-CENTER EAST, INC.
By:	/s/ Mark E. Speese
Title:	President

WELLS FARGO FOOTHILL, INC.
By:	/s/ Douglas M. Fraser
Title:	Vice President

Replacement Exhibit A
COMPLIANCE CERTIFICATE
     This Compliance Certificate is executed and delivered to Wells Fargo Foothill, Inc. (“Lender”) by Rent-A-Center East, Inc. (“RAC”) and ColorTyme, Inc. (“ColorTyme”) this ___day of                     , 20___, pursuant to Section ___of that certain Amended and Restated Franchisee Financing Agreement (as amended, the “Franchisee Financing Agreement”) dated October 1, 2003, as amended, among Lender, ColorTyme and RAC. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Franchisee Financing Agreement. The undersigned hereby certify to Lender as follows:
1.	The undersigned are the duly elected, qualified and acting of ColorTyme and of RAC, and as such officers, are authorized to make and deliver this Compliance Certificate.

2.	The undersigned have reviewed the provisions of the Franchisee Financing Agreement and confirm that, as of the date hereof:
a.	The representations and warranties contained in the Franchisee Financing Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on the date hereof;

b.	ColorTyme and RAC have complied with all the terms, covenants and conditions set forth in the Franchisee Financing Agreement;

c.	No Event of Default, and no event that with notice or the passage of time or both will constitute an Event of Default, has occurred and is continuing;

d.	Attached hereto as Schedule A is a copy of the compliance certificate prepared by the undersigned and delivered in accordance with the Senior Credit Agreement, setting forth information and calculations that demonstrate compliance (or noncompliance) with each of the covenants set forth in Section 2.2 of the Franchisee Financing Agreement, and

e.	As of the date hereof, the senior debt of Rent-A-Center, Inc., has a rating of as determined by Standard & Poor’s Rating Group, and a rating of as determined by Moody’s Investor’s Service, Inc.
The foregoing certificate is given in our respective capacities as officers of ColorTyme and RAC, and not in our individual capacities.

COLORTYME, INC.	RENT-A-CENTER EAST, INC.

By:	By:

Name:	Name:

Its:	Its:

1

EXHIBIT I
[Form of Services Agreement]